Exhibit 99.1
The Lubrizol Corporation
29400 Lakeland Boulevard, Wickliffe, Ohio 44092-2298
News Release
FOR RELEASE: Immediately

FROM:	Financial/Investor Contact	Media Contact
	Mark Sutherland	Julie Young
	440/347-1206	440/347-4432
Web Site: www.lubrizol.com
Lubrizol Announces Cash Tender Offer for Its
4.625% Senior Notes due 2009
CLEVELAND, March 23, 2009 — The Lubrizol Corporation (NYSE:LZ) today announces that it has commenced a cash tender offer for any and all of its $381.8 million principal amount of outstanding 4.625% Senior Notes due October 1, 2009 (CUSIP No. 54927 1 AD6). The Offer to Purchase and accompanying Letter of Transmittal, each dated today, set forth the terms of the tender offer. The company expects to purchase the Senior Notes utilizing a portion of the net cash proceeds from the company’s January 2009 issuance of 8.875% Senior Notes due 2019.
The Senior Notes will be purchased at a price of $1,005 per $1,000 in principal amount of such Senior Notes validly tendered and accepted for purchase, plus accrued and unpaid interest to, but not including, the date on which the Senior Notes will be purchased. The tender offer will expire at 5:00 p.m. EDT on March 30, 2009, unless extended. Any such extension will be followed by a public announcement no later than 9:00 a.m. EDT on the first business day after the previously scheduled expiration date. In the event of an extension, previously tendered Senior Notes will be accepted concurrently for purchase and the company will establish another settlement date for subsequently tendered Senior Notes. Tendered Senior Notes may be withdrawn prior to, but not after, the expiration date.
The tender offer is conditioned upon the satisfaction of certain customary conditions described in the Offer to Purchase. Subject to applicable law, the company may, at its sole discretion, waive any condition applicable to the tender offer and may extend the tender offer. The tender offer is not conditioned on a minimum amount of Senior Notes being tendered. Under certain conditions, and as more fully described in the Offer to Purchase, the company may terminate the tender offer before the expiration date.
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The company has retained Citi and RBS Greenwich Capital to serve as the dealer managers and has retained Global Bondholder Services Corporation to serve as the information agent and depositary for the tender offer. Requests for documents may be directed to Global Bondholder Services Corporation toll free at (866) 540-1500 or collect at (212) 430-3774, or in writing to 65 Broadway, Suite 723, New York, NY 10006, Attention: Corporate Actions. Questions regarding the tender offer may be directed toll free to Citi at (800) 558-3745 or to RBS Greenwich Capital at (877) 297-9832.
None of the company, its board of directors, the information agent, the dealer managers or Wells Fargo Bank, National Association, the trustee for the Senior Notes, makes any recommendation as to whether holders of the Senior Notes should tender or refrain from tendering Senior Notes. This press release is neither an offer to purchase nor a solicitation of an offer to sell the Senior Notes or any other securities. The offer is made only by the Offer to Purchase and the accompanying Letter of Transmittal.
About The Lubrizol Corporation
The Lubrizol Corporation (NYSE: LZ) is an innovative specialty chemical company that produces and supplies technologies that improve the quality and performance of our customers’ products in the global transportation, industrial and consumer markets. These technologies include lubricant additives for engine oils, other transportation-related fluids and industrial lubricants, as well as fuel additives for gasoline and diesel fuel. In addition, Lubrizol makes ingredients and additives for personal care products and pharmaceuticals; specialty materials, including plastics technology and performance coatings in the form of specialty resins and additives. Lubrizol’s industry-leading technologies in additives, ingredients and compounds enhance the quality, performance and value of customers’ products, while reducing their environmental impact.
With headquarters in Wickliffe, Ohio, The Lubrizol Corporation owns and operates manufacturing facilities in 19 countries, as well as sales and technical offices around the world. Founded in 1928, Lubrizol has approximately 6,890 employees worldwide. Revenues for 2008 were $5.0 billion. For more information, visit www.lubrizol.com.
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